Exhibit 15.1

JINCHENG TONGDA & NEAL

10th Floor, China World Tower, No.1 JianguoMenwai Avenue, Beijing 100004, China

Tel : (86-10) 5706-8585 ;Fax : (86-10) 6518-5057, 8515-0267

Sky-mobi Limited

10/F, Building B, United Mansion

No. 2, Zijinghua Road

Hangzhou, Zhejiang 310014

People’s Republic of China

June 28, 2013

Ladies and Gentlemen:

Refer to Securities Act Rule 436(a), which requires the consent to expressly state that counsel consents to the summary or quotation of its opinion. We hereby consent to the inclusion in Sky-mobi Limited’s Annual Report (the “Annual Report”) on Form 20-F for the year ended March 31, 2013, which will be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on June 28, 2012, of the references to our name and the summary and quotation of our opinion under the captions “Risk Factors” and “Regulations on Business” and we consent to the incorporation by reference of such information in the registration statement on Form S-8 (file number 333-175709) of Sky-mobi Limited, initially filed with SEC on July 22, 2011. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jincheng Tongda & Neal Law Firm
Jincheng Tongda & Neal Law Firm